                                                                    EXHIBIT 12.1

                            RICHEY ELECTRONICS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                 Years Ended
                             ------------------------------------------------
                             Jan 3,     Jan. 1,  Dec. 31,  Dec. 31,  Dec. 31,
                              1992       1993     1993      1994      1995
                             ------------------------------------------------
Income before taxes          $1,162      $750    $1,167    $3,166    $4,786
                             ------------------------------------------------
Fixed charges:
  Interest expense              476       388     1,198     1,606       867

  Amortization of                 -         -         -         -         -
  debt costs

  Operating lease               317       315       564       452       602
  adjustment(1)
                             ------------------------------------------------
  TOTAL FIXED                   793       703     1,762     2,058     1,469
  CHARGES
                              ------------------------------------------------
  INCOME BEFORE              $1,955    $1,453    $2,929    $5,224    $6,255
  TAXES ADJUSTED FOR
  FIXED CHARGES
                             ------------------------------------------------
                             ------------------------------------------------

Ratio of earnings to           2.5x      2.1x      1.7x      2.5x      4.3x
fixed charges
                             ------------------------------------------------
                             ------------------------------------------------


(1) Represents portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.